Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-208120) and Form S-8 (File No. 333-208343) of Sequential Brands Group, Inc. of our report dated September 6, 2016 on the consolidated carve-out financial statements of Gaiam Brand Company as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013 included in the Current Report on Form 8-K/A of Sequential Brands Group, Inc.

/s/ EKS&H LLLP

September 14, 2016

Denver, Colorado